EXHIBIT 5.1


                                 212-450-4000





                                                                January 20, 2000


Delta Air Lines, Inc.
Hartsfield Atlanta International Airport
Atlanta, Georgia 30320

Ladies and Gentlemen:

     We have acted as special counsel to Delta Air Lines, Inc., a Delaware corporation (the "Company"), in connection with the Company's offer (the "Exchange Offer") to exchange its 7.70% Exchange Notes Due December 15, 2005, 7.90% Exchange Notes Due December 15, 2009 and 8.30% Exchange Notes Due December 15, 2029 (the "New Notes") for any and all of its outstanding 7.70% Notes Due December 15, 2005, 7.90% Notes Due December 15, 2009 and 8.30% Notes Due December 15, 2029, respectively (the "Old Notes").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

     Upon the basis of the foregoing and assuming the due execution and delivery of the New Notes, we are of the opinion that the New Notes, when authenticated, issued and delivered in exchange for the Old Notes in accordance with the Exchange Offer and the indenture dated as of December 14, 1999 between the Company and The Bank of New York, as trustee, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Delta Air Lines, Inc.                  2                        January 20, 2000

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion as an exhibit to the registration statement relating to the Exchange Offer. We also consent to the references to us under the caption "Legal Matters" in the prospectus contained in such registration statement.

     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent except that The Bank of New York, as exchange agent for the Exchange Offer, may rely upon this opinion as if it were addressed directly to it.


                                                 Very truly yours,

                                                 /s/ Davis Polk & Wardwell